EXHIBIT 10.12

February 24, 2016

[Lisa A. Hook, President and Chief Executive Officer]
[Paul S. Lalljie, Senior Vice President and Chief Financial Officer]
[Leonard Kennedy, Senior Vice President, General Counsel]
NeuStar, Inc.
21575 Ridgetop Circle
Sterling, Virginia 20166

Re: 2016 Key Employee Severance Pay Plan
Dear [Lisa][Paul][Len],
Reference is hereby made to the 2016 Key Employee Severance Pay Plan (as amended from time to time in accordance with its terms, the “Plan”). Capitalized terms used and not separately defined in this letter agreement (this “Agreement”) shall have the meanings set forth in the Plan.
Notwithstanding anything to the contrary in the Plan, with respect to any termination of your employment by you, individually, as a Key Employee under the Plan (the “Key Employee”), “Good Reason” shall have the following meaning (and, for the avoidance of doubt, the following meaning shall apply whether or not such termination occurs within two years following a Corporate Transactions):
“Good Reason” shall mean, with respect to the Key Employee’s termination of employment by the Key Employee, any of the following events or conditions (without the Key Employee’s prior written consent) and the failure of the Company (or any Successor Corporation) to cure such event or condition within thirty (30) days after receipt of written notice from the Key Employee specifying the events or conditions in reasonable detail, provided that the Key Employee serves notice of such event and intended termination within sixty (60) days of the Key Employee’s knowledge of its occurrence and the Key Employee terminates the Key Employee’s employment within thirty (30) days following the expiration of the applicable cure period: (i) a material diminution in the Key Employee’s duties, responsibilities, or authorities; (ii) a material reduction in the Key Employee’s annual base salary or annual or long-term incentive compensation opportunities; (iii) a material reduction in the benefits provided to the Key Employee and/or the Key Employee’s family or dependents, in the aggregate, under the material employee benefit plans, programs and practices of the Company (or any Successor Corporation); (iv) requiring the Key Employee to be based at any office location that is more than fifty (50) miles farther from the Key Employee’s primary work location, except for reasonable required travel on behalf of the Company (or any Successor Corporation); or (v) a material breach by the Company (or any Successor Corporation) of its obligations to the Key Employee under the Plan or under any other material agreement or arrangement between the Company (or any Successor Corporation) and the Key Employee, after giving effect to any applicable notice requirements and cure periods set forth therein.
Except as otherwise expressly provided herein, the terms of the Plan will apply to any termination of your employment as a Key Employee under the Plan; provided, however, that except as otherwise agreed in writing between you and the Company and approved by the Compensation Committee, in the event of any conflict between this Agreement and the Plan as so amended and/or restated from time to time, this Agreement shall control.

Please sign and return a copy of this Agreement indicating your agreement and acceptance of the terms and conditions set forth herein.
Sincerely,

/s/ Paul A. Lacouture
Paul A. Lacouture
Chairman of the Compensation Committee of the Board of Directors

Acknowledged and Agreed:

__________________________________
[Lisa A. Hook]
[Paul S. Lalljie]
[Leonard Kennedy]